Exhibit 24(b)3

February 1, 2022

Mr. Daniel S. Tucker The Southern Company 30 Ivan Allen Jr. Blvd., NW Atlanta, GA 30308	Ms. Melissa K. Caen Southern Company Services, Inc. 30 Ivan Allen Jr. Blvd., NW Atlanta, GA 30308

Mr. Tucker and Ms. Caen:

As a director of Alabama Power Company, I hereby make, constitute, and appoint you my true and lawful Attorney in my name, place, and stead, to sign and cause to be filed with the Securities and Exchange Commission the Company's Annual Report on Form 10-K for the year ended December 31, 2021 and any necessary or appropriate amendment or amendments to such report, to be accompanied in each case by any necessary or appropriate exhibits or schedules thereto.

Yours very truly,

/s/Charisse D. Stokes

Charisse D. Stokes